Exhibit 99.1

Houston American Energy Corp Announces Agreement to Purchase a 12.5% Interest in Tamboran Resources Limited

●	Provides low cost entry to large acreage position in Australia

●	Provides exposure to strong shale gas potential in Beetaloo/McArthur Basin

●	Resource play supported by management team with proven track record in early-stage E&P and North American shale operations

Houston, Texas - February 24, 2016 - Houston American Energy Corp. (NYSE Mkt: HUSA) today announced that it has agreed to purchase ordinary shares of Tamboran Resources Limited for $1 million. Closing of the purchase is subject to receipt by Tamboran of a minimum of A$705,000 (approximately US$500,000) of additional funding from the sale of ordinary shares to parties other than Houston American.

Houston American’s purchase, when completed, will represent a 12.5% ownership interest in Tamboran and includes anti-dilution provisions that may maintain that ownership level for a period of nine months with respect to certain equity issuances by Tamboran.

Discussing the proposed Tamboran investment, John Boylan, President of Houston American, stated, “Tamboran has assembled what we believe is a highly attractive Australian unconventional resource play and a world-class management team with a long track record of success in early-stage E&P development in North America. We are very excited about the potential of this investment.  With the extended downturn in the energy markets, we have diligently sought out and evaluated opportunities to buy into resource plays at distressed levels where substantial upside potential appears available.  Tamboran is, without a doubt, the most exciting prospect to come across our desk.

“We are particularly excited by three aspects of the Tamboran play as compared to opportunities we have seen elsewhere: the strength of the management team; the ability to participate in a large acreage position at “ground floor” prices; and the highly attractive technical attributes of operations in the Beetaloo/McArthur Basin.

“Tamboran’s management team and board feature a blend of seasoned North American and Australian oil and gas industry veterans with particular expertise in shales plays and early stage E&P development. We believe that the proven track record of the assembled management and board position Tamboran well for successful execution of their planned operations.

“From a value standpoint, Tamboran’s current acreage position represents what we believe is a remarkable opportunity.  Tamboran claims a position in the Beetaloo/McArthur Basin alone of 1.6 million net acres based on a 25% working interest with an ongoing arbitration that could raise that working interest to as much as 100%.  Based on a 25% working interest in the Beetaloo/McArthur acreage alone, the effective cost of our investment is $5 per acre representing a fraction of the price paid for comparable acreage positions in the U.S.

“Technically, the Beetaloo/McArthur Basin play also compares favorably to U.S. shale plays.  Well logs on Tamboran’s initial test well reflect potential resource recoveries equaling or exceeding the premier U.S. shale plays.  Even through the downturn in energy markets, the Beetaloo/McArthur Basin has continued to attract E&P investments with a number of participants announcing drilling, and planned drilling, activities of acreage in proximity to Tamboran’s.

“While Tamboran still has to execute its plans to realize the value of its holdings, including securing substantial drilling and development capital, we are most excited about the potential of Tamboran’s assets per dollar invested.”

The Subscription Agreement relating to Houston American Energy’s planned investment in Tamboran is filed as an exhibit to a Current Report on Form 8-K filed by Houston American with the Securities and Exchange Commission and can be found at www.sec.gov.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana, Colombia and, now, Australia.

About Tamboran Resources Limited

Tamboran is an Australian company formed in 2009 focused on exploration and development of unconventional gas resources in the Northern Territory and other locations in Australia.  To date, Tamboran has assembled positions in multiple blocks, including a multi-million acre block in the Beetaloo/McArthur Basin where an initial test well has been drilled and logged and is awaiting completion.  Learn more about Tamboran at www.tamboran.com.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including Tamboran’s receipt of minimum funding called for in the Subscription Agreement and additional funding to support exploration and development activities, potential resource recoveries, commodity prices realized and profitability as well as the ability of Tamboran to execute on its plans. Those statements are subject to a number of risks described in the company's documents and reports filed from time to time with the Securities and Exchange Commission, which reports are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.